Exhibit 5
Exhibit 23.2
Opinion and Consent of Counsel

Goldstein & DiGioia LLP
45 Broadway, 11th Floor
New York, New York, 10006
Tel. No. 212-599-3322
Facsmile 212-557-0295

August 4, 2005

Document Security Systems, Inc.
28 Main Street East – Suite 1525
Rochester, New York 14614
Attn.: Chief Executive Officer

Re:	Document Security Systems, Inc. Registration Statement on Form S-3 SEC File No. 333-125373

Ladies/Gentlemen:

We have reviewed the pre-effective Amendment No. 1 to the Registration Statement on Form S-3/A, filed on or about August 4, 2005 (File No. 333-125373) (the “Registration Statement”), under the Securities Act of l933, as amended (the “Act”), by Document Security Systems, Inc., a New York corporation (the “Company”). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

This opinion has been rendered with respect to an aggregate of 108,290 shares of common stock currently held by certain selling security holders. The shares of common stock issued and issuable as described in the foregoing sentence may be referred to herein as the “Shares”).

In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, as amended, its By-Laws, the Warrants and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

1.     The Company is a corporation duly organized and validly existing and in good standing under the laws of New York, with corporate power to conduct the business which it conducts as described in the Registration Statement.

2.      The Company has an authorized capitalization of 200,000,000 shares of Common Stock, par value $.02 per share.

3.      The Shares presently outstanding and held by certain selling security holders have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Goldstein & DiGioia, LLP
Goldstein & DiGioia LLP